UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2010

CONVERTED ORGANICS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33304	204075963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

137A LEWIS WHARF, BOSTON, Massachusetts		02110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-624-0111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 8.01 below with respect to the sale and issuance of the common stock and warrant to Atlas Advisors, LLC ("Atlas") is incorporated herein by reference.

Item 8.01 Other Events.

On July 19, 2010, the Company issued 1,623,333 shares of its common stock and a warrant to acquire 1,623,333 shares of common stock to Atlas Advisors, LLC ("Atlas"). The warrant will expire five years from the date of issuance, or July 19, 2015, and has a strike price of $0.54.

The issuance to Atlas was made pursuant to an agreement between the parties regarding payments due to Atlas pursuant to a Business Development Agreement dated January 29, 2010 by and between the Company and Atlas. Under the Business Development Agreement, the Company had agreed to compensate Atlas in the event of any mergers and/or acquisitions that were a result of the services provided by Atlas, such payment to have included both cash payments and equity payments. Pursuant to the agreement reached between the parties, in exchange for the equity consideration listed herein, Atlas agreed that no further consideration be paid to it in connection with the Company’s proposed acquisition of TerraSphere Systems, LLC. The all stock payment was made to Atlas at a share price of $0.54, which was the closing price of the Company’s common stock on the date of the TerraSphere acquisition agreement. The warrant issued to Atlas was issued at an exercise price equal to the price at which the common shares were issued. The Company and Atlas have also agreed to terminate the Business Development Agreement for additional equity consideration pending agreement between the parties of a mutually acceptable termination agreement.

The Company is issuing the common stock, warrant and shares underlying the warrant to Atlas in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(2) promulgated thereunder relative to sales by an issuer not involving any public offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERTED ORGANICS INC.

July 23, 2010	By:	/s/ Edward J. Gildea

Name: Edward J. Gildea
Title: President and CEO